Exhibit 11.1

CODE of CONDUCT NOMURA NOMURA CODE of CONDUCT

CODE of CONDUCT NOMURA NOMURA CODE of CONDUCT

Message Introduction Clients Our People Society Nomura Group Corporate Philosophy Purpose We aspire to create a better world by harnessing the power of financial markets Management Vision Reaching for Sustainable Growth Values Entrepreneurial Leadership With passion and courage, we continually innovate to meet the needs of our stakeholders Teamwork To build our values and ‘Deliver Together’, we promote diversity and collaboration across divisions and regions Integrity Personal integrity is paramount to us. We act honestly, fairly and openly 01 CODE of CONDUCT 02 NOMURA

Message  Introduction Clients Our People Society Message from the Group CEO Working with pride and integrity Kentaro Okuda President and Group CEO We created our Group Purpose—We aspire to create a better world by harnessing the power of financial markets—because we believe it is important to clearly convey our values and beliefs. We believe that if our work is rooted in our Purpose, we can earn the trust of our stakeholders and our initiatives will resonate more. This should lead to greater support for our efforts and sustainable growth as a firm. Our diverse businesses rely on the trust of our clients and all stakeholders. The trust built by each person leads to trust for the entire group. People pay attention to your words and actions not just in business settings, but also in your private life. When just one person does something to undermine trust, we lose credibility and the entire group is adversely impacted. The Code of Conduct serves as our guide for ethical decision-making and proper conduct. It we do the right thing at all times and are sincere in what we do, it builds trust. Speaking up when you notice something inappropriate, and creating a psychologically safe environment that encourages people to speak up, is crucial. We foster this environment by nurturing diversity, by being considerate and respectful of others, by deepening communication with each other, and by cultivating trust through empathy and open dialogue. We announced measures to respond to some incidents we were involved in. By upholding our Code of Conduct and putting our Purpose into action, we must ensure that each measure is fully implemented and thoroughly enforced in the future. It is not enough to simply comply with rules and regulations. We aim to build a firm that is truly trusted by society, and where everyone can work with high ethical standards, confidence and pride. 03 CODE of CONDUCT

Message from the Group CEO 03 Introduction What does the Code mean? 07 How do we implement the Code? 09 Five questions to ask when in doubt 11 Our Code of Conduct 13 Key points Conduct for Clients 15 Conduct for Our People 29 Conduct for Society 45 The following notes are inserted for easy reference: Good Example for Reference Q&A 05 NOMURA Message Introduction Clients Our People Society code of conduct table of contents

Message introduction clients our people society What does the Code mean? This Code of Conduct sets out guidelines for Nomura Group directors, officers and employees to translate the Nomura Group Corporate Philosophy into actions. We reflect on our actions to ensure that they are in line with the Code. We promise clients and other stakeholders that we will uphold the highest standards of ethics and integrity under the Code. We carry out all of our business activities based on the Code. The Code is the pillar that supports Nomura Group. Purpose Management vision CODE of CONDUCT business strategy Risk management operating model values culture 07 CODE of CONDUCT Q How does the Code of Conduct differ from our Founder’s Principles, and the Corporate Philosophy? A Our Corporate Philosophy, which is deeply ingrained in our Founder’s Principles, articulates our purpose, sets out our management vision, and clarifies the unchanging values that underpin everything we do. This Code is established as a guideline for each of us to translate the values embodied in our Corporate Philosophy into actions. Q Is the Code of Conduct different from other internal rules and regulations? A The Code underpins other internal rules and regulations, which set forth specific policies and procedures for ensuring that Nomura Group’s corporate activities and our conduct are in line with the Code. Q Who does the Code apply to? A The Code applies to all Nomura Group directors, officers and employees. 08 NOMURA

Message introduction clients our people society How do we implement the Code? Directors, officers, and employees Directors, officers, and employees have a responsibility to follow the Code as a member of Nomura Group. By putting the Code into practice, meet the trust and expectations of our clients and contribute to ensuring market integrity. Managers In additions, all managers have the following responsibilities. Lead by example Managers are expected to lead their team in the right direction by adhering to the Code. Embed the code Managers are expected to properly explain the content of the Code to their team and ensure each team member fully understands. Provide an open environment Managers should respect each member of their team and listen closely to their ideas to encourage an environment of open discussion. Help your people grow Managers should acknowledge the differences of each individual in their team and provide guidance and development opportunities as necessary. Evaluate fairly When evaluating their team members, managers should take into account each person’s skill-set, attitude, awareness of compliance, and leadership. 09 CODE of CONDUCT if the Code is violated: We may take disciplinary or preventive action to address any violation or potential violation of the Code which infringes on the trust placed in us by the market and our clients, or damages the reputation of Nomura group. In such cases, managers may also be held accountable. 10 NOMURA

Message Introduction Clients Our People Society Five questions to ask when in doubt If you are unsure how to act, go back to the basics and ask yourself the following questions. YES Would you be comfortable if it were made public? YES Did you check relevant rules and regulations? YES Is it in the best interests of the client? YES Is the Integrity of the market protected? YES Do you feel comfortable telling your family and friends? If in doubt, talk to your manager or compliance officer. 11 CODE of CONDUCT Q What should I do if the answer is NO? A Do not proceed. Check what the problems are and make improvements until you are able to answer YES to all the questions. If you are still unsure, consult with your manager or compliance officer. Q What should I do if conflicts of interest occur between the client and the firm? A The best interests for the client should be prioritized while observing the Code of Conduct. When unsure, you should confirm If you can answer “Yes” to all five “Nomura 5 YES” questions. 11 CODE of CONDUCT 12 NOMURA

Message Introduction Clients Our People Society Our Code of Conduct The Code of Conduct is based on the following three foundations: Our Clients, Our People, and Society. The Code has been put in place to help us translate our values into actions. The following pages describe each item in detail. CONDUCT for CLIENTS 15 Entrepreneurial Leadership 01 Pursue the best interests of our clients 17 02 Continually enhance our expertise and capabilities 19 Teamwork 03 Leverage our collective strength 21 Integrity 04 Be the most trusted partner for our clients 23 05 Uphold the highest standards of compliance 25 06 Handle information properly 27 CONDUCT for OUR PEOPLE 29 CONDUCT for SOCIETY 45 07 Managing risks appropriately 31 08 Be passionate about achieving more 33 09 Support for mutual growth 3 10 Promote teamwork 35 11 Create a comfortable work environment 36 12 Never pursue self-interests 37 13 Control gifts and entertainment 38 14 Be responsible 39 15 Learn from mistakes 41 16 Speak up 43 17 Move towards the future 47 18 Contribute to a sustainable society 49 19 Respect diversity and human rights 51 20 Disclose information 52 13 CODE OF CONDUCT 14 NOMURA

Message Introduction Clients Our People Society Conduct for clients We always place our clients at the heart of everything we do. To continue to be the most trusted partner for our clients, we collaborate with our team members and provide high quality services. CONDUCT for CLIENTS 01 Pursue the best interests of our clients 17 02 Continually enhance our expertise and capabilities 19 03 Leverage our collective strength 21 04 Be the most trusted partner for our clients 23 05 Uphold the highest standards of compliance 25 06 Handle Information properly 27 15 CODE of CONDUCT 16 NOMURA

CONDUCT for CLIENTS 01 Pursue the best interests of our clients We strive to meet our clients’ expectations by understanding their needs and proposing suitable products and services. 17 CODE of CONDUCT Message Introduction Clients Our People Society To pursue the best interests of our clients: We serve clients with respect, and understand their needs and interests We provide thorough explanation considering the client’s understanding and experience We strive to provide proposals that exceed client expectations Whether or not you have opportunities to directly serve our clients, always keep in mind how our businesses can affect them What does the best interests of our clients actually mean? Acting In the best Interests of our clients means providing the optimal financial solution to meet our clients’ needs while also observing the Code of Conduct. Best interests does not necessarily mean maximizing economic interests, but rather developing and providing products and services from the client’s perspective. Furthermore, pursuing the best interests of the client also means to advise when you think something they asked you is not in their best interests. 18 NOMURA

CONDUCT for CLIENTS 02 Continually enhance our expertise and capabilities We take pride and responsibility as financial professionals to enhance our expertise and capabilities in providing the best services to our clients. We properly assess the risks of our clients and take appropriate actions as necessary. 19 CODE of CONDUCT Message Introduction Clients Our People Society To serve our clients with expertise: We stay on top of the latest trends in financial and capital markets around the world We enhance our ability to identify risks our clients are exposed to We build our knowledge of both financial and other fields “Tail risk” There have been many cases where unexpected events have resulted in severe losses. These include events that you thought would never occur because they had not occurred in the past, or those that very rarely occur. It is important to recognize there are certain types of risks (tail risk) that can cause significant loss when they become apparent. 20 NOMURA

CONDUCT for CLIENTS 03 Leverage our collective strength We provide optimal solutions to our clients by making full use of our collective strength. We work together across countries and regions to deliver our competitive edge. 21 CODE of CONDUCT Message Introduction Clients Our People Society To leverage our collective strength: We understand the functions and roles of each division and department We stay up to date on the wide range of businesses and services we offer We proactively collaborate across various functions Leverage our collective strength Nomura Group has various functions. If you face client needs which you haven’t faced before, you should make full use of our diverse resources, such as consulting with your colleagues, your manager or contact relevant departments in the firm to meet their needs. You should also try to take an interest in the activities of other departments and develop internal networks. 22 NOMURA

CONDUCT for CLIENTS 04 Be the most trusted partner for our clients We will always place our clients at the heart of everything we do, deal with them with integrity, and build long-term relationships of trust. 23 CODE of CONDUCT Message Introduction Clients Our People Society To continue to be the most trusted partner for our clients: We will propose products and services appropriate for each client We will provide information in accordance with the client’s investment experience We will improve the quality of our operations and avoid causing inconvenience to our clients due to errors in administrative procedures We will keep our clients informed and remain direct and prompt even in difficult communications We will let clients know our concerns if something they propose will not be beneficial for them What does “for the client” mean? Just because it is not against the law does not mean we can do anything that our clients request. Activities that undermine market integrity, and behavior that deviates from social norms are ultimately not beneficial for our clients. You should not be driven by immediate profits and should ask yourself if your actions will help build long-term relationships of trust with clients. Then, you should go back to “Nomura 5 YES” and check if what you are about to do is appropriate. 24 NOMURA

CONDUCT for CLIENTS 05 Uphold the highest standards of compliance We strictly comply with applicable laws and regulations. In addition, we work with the highest level of compliance awareness to protect our clients and ensure market integrity. The following are examples of acts that are strictly prohibited Insider Trading If someone enters into a transaction using material non-public information (‘‘MNPI”) not known to others, that person will have an unfair advantage over other investors. We are committed to protecting market integrity. The use of MNPI for the benefit of a specific investor is unfair. Market Manipulation If transactions intended to artificially change or peg prices are executed. investor decisions will be adversely affected and this will impede the fair operation of the markets. Such conduct undermines market integrity and will lead to a loss of investor trust in the market. Given our role as a gatekeeper for capital markets, we do not tolerate such activities and work to prevent them. We must also act in accordance with principles of fair dealing and good faith. 25 CODE of CONDUCT Message Introduction Clients Our People Society Money Laundering If proper client verification is not carried out prior to a transaction and fraudulent activities occur, we will be unable to prevent proceeds of financial crime from entering into capital markets and terrorism funding. Organized Crime If we fail to prevent transactions with criminal organizations or their members, this can result in financing their illegal activities. Such conduct undermines the development of a sound economy. This will enable organized crime and allow terrorists to expand their sources of funding. We must maintain robust controls to prevent these activities. Violation of the Duty of Explanation Clients may make wrong investment decisions if we fail to properly explain the nature and risks of financial products and services. Conflict of Interest As a global investment bank, we act as an intermediary between the markets and our clients. We manage potential conflicts of interest appropriately to ensure our clients’ interests are not adversely affected. We work to protect our clients’ interests at all times. We act with integrity towards all our clients. 26 NOMURA

Message Introduction Clients Our People Society CONDUCT for CLIENTS 06 Handle information properly We strictly manage entrusted client information and only use it in accordance with our client’s understanding. We strictly control and manage material non-public information to protect market integrity, and will never use it improperly. We properly manage internal information to protect the credibility of Nomura Group. Handling of Nomura Group information Details regarding Nomura’s business operations and other company information must not be shared with outside parties, including former directors, officers, and employees. If you receive requests for client information from outside parties, promptly report to your manager. If you are contacted by the media, do not respond based on your own judgment. Promptly contact your regional Corporate Communications Department and follow their instructions. 27 CODE of CONDUCT QA Q I believe it will benefit our clients if we promptly communicate information that is to their advantage. If it’s not prohibited by law such as insider information, there’s no issue, right? A We must always consider market integrity and fairness. Please talk to your manager or contact Compliance if you are not sure. 28 NOMURA

Message Introduction Clients Our People Society We adapt to change. We are disciplined in everything we do. We strive to become better, and be the most trusted partners for our clients. CONDUCT for OUR PEOPLE 07 Managing risks appropriately 31 08 Be passionate about achieving more 33 09 Support for mutual growth 34 10 Promote teamwork 35 11 Create a comfortable work environment 36 12 Never pursue self-interests 37 13 Control gifts and entertainment 38 14 Be responsible 39 15 Learn from mistakes 41 6 Speak up 43 29 CODE of CONDUCT 30 NOMURA

Message Introduction Clients Our People Society CONDUCT for OUR PEOPLE 07 Managing risks appropriately We will deepen our knowledge and understanding on risks, properly recognize and evaluate them, and actively engage in risk management. We will assume appropriate risks to pursue the improvement of Nomura Group’s corporate value and provide the highest quality of services to our clients. Each employee is accountable and will work together to prepare for all possible contingencies. Managing risks appropriately: We understand we are accountable, have ownership in risk management and will be proactive in mind and action without leaving things to others In order to maintain trust from all of our stakeholders, we will not only comply with the rules and regulations concerning risk management but also take appropriate actions with integrity, based on understandings of the purpose and background of the rules, and with the highest expertise and ethical standards required of financial institutions We acknowledge we may underestimate risks or take wrong actions. In case we recognize any risk management concerns or issues, we have a responsibility to proactively and promptly escalate concerns to our managers and relevant departments, even when not directly involved in the business We will strive to create a psychologically safe workplace, respecting each other’s opinions and do not treat in disadvantageous manners. As an organization we will recognize risks correctly and make appropriate decisions QA Q What kind of risks are there and what actions are required? A These are the major risks that require action. Managing risks inherent to our Business Appropriate management is required on risks such as “market risk” which is the possibility of incurring losses from market volatility affecting interest rates, currency rates and stock, and “credit risk”, which is the possibility of Nomura Group incurring default losses due to failure of a counterparty (borrower) to honor its contractual obligations, such as derivative investment and financing transactions. Unavoidable risks Among “operational risks”, human errors in business operations and external factors, such as natural disasters or third-party failures, as well as “reputational risks” which may arise from actions that do not meet stakeholder expectations and could lead to public controversy. Efforts to minimize these risks is crucial. Prohibited risks Among “operational risks”, risks of violating laws and regulations and those that adversely affect market fairness and integrity, and client protection, as well as “reputational risks” that could lead to serious loss of trust from society and significantly damage the corporate value of the Nomura Group. Efforts are required to eliminate these risks.31 CODE of CONDUCT 32 NOMURA

CONDUCT for OUR PEOPLE Message Introduction Clients Our People Society 08 Be passionate about achieving more We do not shy away from change and always move forward believing in our potential. To keep growing: We listen and respect others’ views and cultivate our own mindsets We actively improve processes and utilize new technologies We always strive to develop our skills 09 Support for mutual growth We strive to develop talent to ensure all of our people can realize their full potential through mutual support. To support for mutual growth: We help our colleagues grow and maximize their potential by focusing on their individual needs QA Q I want to try something new, but I am worried about making mistakes. A Nomura supports people who take on challenges. Challenges help us learn and provide critical opportunities for growth. Share your ideas with your manager. Managers should motivate their team and support them in taking on new challenges. Between guidance and harassment Providing guidance in an appropriate manner at work does not constitute power harassment. Managers are accountable for creating an inclusive environment for the development of their team through various approaches. 33 CODE of CONDUCT 34 NOMURA

CONDUCT for OUR PEOPLE 10 Promote teamwork We cultivate trust through empathy and open dialogue. We respect diversity and work together as a team. To maximize teamwork: We strive to maximize our full potential We communicate effectively and get to know each other better We fully share information, knowledge, expertise, and concerns within the team We share the same goals and work together to achieve them 35 CODE of CONDUCT Message Introduction client Our People Society 11 Create a comfortable work environment We respect each other and foster an inclusive environment where everyone can contribute and have an active role. We hold ourselves to a higher standard and do not engage in behavior that can be perceived as harassment. To create a comfortable work environment: We accept flexible working styles Managers should be sensitive to the needs of their team members We are open to each other’s values, viewpoints and ideas that are different from our own to create an open environment in which everyone feels comfortable expressing their views We think of others and consider the impact of what we say or do 36 NOMURA

CONDUCT for OUR PEOPLE 12 Never pursue self-interests We do not use information obtained in the course of our business or take advantage of our position at Nomura to gain any improper personal benefit. When trading securities using our personal account, we comply with applicable laws and regulations as well as rules set by Nomura Group companies. 37 CODE of CONDUCT Message Introduction Clients Our People Society 12 Control gifts and entertainment We do not offer or accept cash (including facilitation payments), cash equivalents, inappropriate gifts or excessive business entertainment from public officials and business counterparts. Q A client offered me a gift certificate. Can I accept it? A You must not accept cash or cash equivalents from clients. However there may be exceptional circumstances where you may be allowed to accept. Please refer to internal guidelines for details. 38 NOMURA

CONDUCT for OUR PEOPLE 14 Be responsible We show humility and commit to be accountable to our clients, our people and to society. 39 CODE of CONDUCT Message Introduction Clients Our People Society Our behavior: We are humble in how we interact with others and strive to establish good relationships We are considerate of others and mindful of the impact of our words and actions We maintain personal integrity at all times and never commit acts that are considered socially unacceptable To be responsible Be mindful of the fact that your action or words may be observed by others and could be taken as a representation of the firm. You should always exercise common sense and act responsibly. Social media is a convenient communication tool. However, disseminating inappropriate information and opinions may undermine the trust of clients with the firm. Keep in mind that regardless of whether you have identified yourself, the individual poster or the firm can be identified in many cases and significantly damage Nomura Group’s credibility and brand. Always exercise common sense and follow Internal guidelines and other regulations when using social media. 40 NOMURA

CONDUCT for OUR PEOPLE 15 Learn from mistakes We recognize our past mistakes and work to never repeat them. We learn from others’ mistakes and use them as an opportunity to reexamine ourselves. 41 CODE of CONDUCT Message Introduction Clients Our People Society Always remember Nomura Group has caused several instances of misconduct in the past. We know how easy it is to lose society’s trust and how difficult it is to restore it. We have also learned a lot from our past mistakes. Every year on August 3*, we all take time to reflect on the lessons learned and renew our pledge to never repeat our past mistakes. ‘Nomura Founding Principles and Corporate Ethics Day 42 NOMURA

CONDUCT for OUR PEOPLE 16 Speak up  We will promptly report any actual or suspected violations of applicable laws or regulations or behavior not in line with our Code of Conduct to our managers, Compliance or where appropriate, to the Compliance Hotline of relevant companies within the Group.  43  CODE of CONDUCT Message Introduction Clients Our People Society We speak up: To help protect our clients, our people and the firm When we see something suspicious When we see misconduct To create an open environment where everyone feels comfortable voicing their concerns and seriously listen to those who speak up We will respond with integrity to those who escalated their concerns and protect them from any retaliation Compliance Hotline We have established the Compliance Hotline as a Whistleblowing System to enable employees to anonymously escalate issues or concerns. All information received through the Hotline is treated as strictly confidential. We carefully investigate all reports, and take corrective actions as necessary. You will not be subject to any adverse treatment for reports made in good faith. The information you provide may help us detect and correct misconduct early, and make Nomura a better firm. Don’t hesitate to speak up. 44 NOMURA

Message Introduction Clients Our People Society We have a responsibility to the communities where we live and work. We will proactively contribute to the creation of a better world. CONDUCT for SOCIETY Move towards the future 47 Contribute to a sustainable society 49 Respect diversity and human rights 51 Disclose information appropriately 52 46 NOMURA CONDUCT for SOCIETY

17 Move towards the future We play an important role in providing flow of funds and helping create innovation that contribute to building a sustainable society. We continue to actively address environmental and social issues, such as climate change and social inequality. We aspire to create a better world together with our stakeholders, and commit to build a robust operation platform to drive sustainability. 47 CODE of CONDUCT To ensure flow of funds help resolve social issues: Message Introduction Clients Our People Society We carefully listen to our clients and stakeholders We strive to resolve social issues through our collective strength We create innovation by leveraging new digital technologies, develop high value-added products and services that meet our clients’ needs Q What exactly does Nomura Group mean by creation of “a better world”? A As people have diverse values and diverse ways of experiencing happiness, the concept of “a better world” will look different for everyone. By facilitating the flow of risk capital through the financial market, we, as a financial services group, aim to support all stakeholders, including our clients, to raise ambition for change and have aspirations to make things better. Leveraging our extensive global franchise, diverse financial service capabilities, and the high expertise of our people, Nomura Group is committed to taking on new challenges to deliver added value to all stakeholders. We believe that as each employee embraces their own challenges, we are collectively empowered to create a better world. *Reference: “Background to Nomura Group Purpose” announced on April 1, 2024. 48 NOMURA

18 CONDUCT for SOCIETY Contribute to a sustainable society We respect cultures and customs of all countries and regions, and always act responsibly toward the environment and society. We continue to actively engage in a wide range of social contribution activities for a sustainable world. 49 CODE of CONDUCT Message Introduction Clients Our People Society What each of us can do now to contribute to society: We perceive and make efforts to address climate change and other impacts on our natural environment, by using resources effectively, and reducing power consumption Provide opportunities for a wide range of people to improve knowledge on finance, economy, and building assets, and contribute to the formation of a sound capital market Nomura’s view on Sustainability* We promote initiatives to globally expand our business and strengthen our corporate governance to achieve consistent growth. In developing and providing financial products and services, we recognize that protecting the global environment and implementing diverse initiatives are essential to maintaining development of both the economy and society. Improving our corporate value and promoting sustainable growth of the entire society share the same road map. It is essential for each of our people to have a common view on sustainability. *sustainability: Economic and business development cannot be conducted without considering the environment and society. An integrated approach to pursuit profit and to maintain a long-term perspective to ensure a sustainable environment and society. 50 NOMURA

CONDUCT for SOCIETY 19 Respect diversity and human rights We promote equitable opportunities and do not discriminate on grounds such as nationality, race, age, sex, gender identity, sexual orientation, creed, social status, or existence of or nonexistence of disability. We respect differences in values and are always sincere. 51 CODE of CONDUCT Message Introduction Clients Our People Society 20 Disclose information appropriately We retain accurate records and proactively ensure the fair, timely, and appropriate disclosure of Nomura Group information, including financial statements as well as non-financial information such as management strategies. This will enable us to be properly evaluated and trusted by society. To disclose information properly: We never falsify, intentionally conceal or maliciously destroy operational and financial information and retain it for a specified period 52 NOMURA

Nomura Group CODE of CONDUCT © Nomura holdings, inc. all rights reserved. March 2025